Exhibit 99.1

Quotient Limited Reports Second Quarter Fiscal 2016 Financial Results

•	Substantial progress on the commercial scale up of MosaiQ™, our next-generation automation platform for transfusion diagnostics
•	Prototype MosaiQ™ instrument receives positive customer response at 2015 AABB Meeting held in late October
•	If licensed for sale, we continue to anticipate commercial launch of MosaiQ™ in the second half of 2016 in Europe and the second half of 2017 in the United States
•	Product sales of $4.3 million in 2QFY16, exceeding guidance

JERSEY, Channel Islands, November 2, 2015 -- Quotient Limited (NASDAQ:QTNT), a commercial-stage diagnostics company, today reported financial results for its fiscal second quarter and six months ended September 30, 2015.

“We made substantial progress on the commercial scale up of MosaiQ™ over the past quarter,” said Paul Cowan, Chairman and Chief Execuitve Offcier of Quotient. “This culminated in Quotient presenting a working prototype of the MosaiQ™ instrument to ninety attendees from forty-seven organizations at the 2015 AABB Meeting held on October 24 to 27 in Anaheim, California. Attendees at these showings ranged from chief executives of donor collection agencies to hospital laboratory managers, with overwhelmingly positive feedback received. Subject to obtaining required marketing clearances, we remain on schedule to deliver a licensed MosaiQ™ platform to these prospective customers over the next 12 to 24 months.”

MosaiQ™ Status Update

MosiaQ™, our next-generation automation platform for blood grouping and serological disease screening, is at an advanced stage of development and commercial scale up. Our efforts are now focused on commissioning the initial MosaiQ™ consumable manufacturing system and completing development of the MosaiQ™ instrument with Stratec Biomedical AG (“STRATEC”), our instrument development partner.

During our fiscal second quarter, we continued the transfer of individual blood grouping assays to production, which is expected to be completed by the end of calendar 2015. The final probe set for the blood grouping consumable has now been defined. We continue to target the fourth quarter of calendar 2015 for the transfer of the CMV and Syphilis assays to production for inclusion on the initial disease screening consumable. We expect to manufacture blood grouping and initial disease screening consumables for European field trials in the first quarter of calendar 2016. Transfer to production of the remaining disease screening assays (HBV, HCV, HIV, HTLV and Chagas) for inclusion on the full disease screening consumable continues to be scheduled for the first half of calendar 2016.

Design of the MosaiQ™ instrument is now locked and remaining efforts are focused on final software development and manufacturing scale up. We received final prototype instruments from STRATEC during the second quarter. These instruments are meeting our functional requirements and are processing assays for development purposes. Completion of a further internal performance evaluation study for MosaiQTM, utilizing the final prototype instrument, is expected imminently. Field trial instruments for MosaiQ™ are scheduled to be built by the end of calendar 2015, with final software development to be completed prior to commencement of field trials.

We expect to begin formal field trials in Europe for MosaiQ™ in the first half of calendar 2016, with initial usability studies commencing towards the end of the first quarter. Field trials in the United States are expected to start immediately following completion of the European field trials. We plan to file the necessary regulatory submissions in the second half of calendar 2016 to obtain required marketing clearances for MosaiQ™.

If licensed for sale, we continue to anticipate commercial launch of MosaiQ™ in Europe during the second half of calendar 2016 and in the United States during the second half of calendar 2017. We anticipate commercial launch of the full MosaiQ™ disease screening consumable in Europe during the first half of calendar 2017 and in the United States during calendar 2018.

2015 Meeting of the American Association of Blood Banks (AABB)

We showcased a working prototype of the MosaiQ™ instrument at the 2015 AABB Meeting held on October 24 to 27 in Anaheim, California. Ninety delegates (including chief executives and senior operational managers from donor collection agencies and hospital laboratory managers) from forty-seven organizations across the United States and Europe viewed the instrument and received a progress update for the development of the MosiaQ™ platform. The feedback we received was overwhelmingly positive, with favorable reactions to the following:

•	The increased level of automation and scalability offered by MosaiQ™, eliminating the need for routine manual testing;
•	The expanded breadth of the MosaiQ™ testing menu, particulary its ability to offer comprehensive antigen typing utilizing a single sample and a single consumable;
•

Rapid turnaround time and a known time to result of under thirty-five minutes for a comprehensive antigen type and antibody identification (a capability unmatched by any other commercially available blood grouping platform); and

•	The ease of the MosaiQ™ work flow and its integration with existing laboratory work practices.

Conventional Reagent Business Update

“Our conventional reagent business achieved above-plan operating results during the second quarter of fiscal 2016”, said Paul Cowan. “While adverse exchange rate movements continue to weigh on both revenues and gross profit, we continue to expect both growth and profitability to improve during the remainder of fiscal 2016.”

Key revenue and profit results are summarized below (expressed in thousands):

	Three Months Ended		Six months Ended
	September 30		September 30
	2015	2014	2015	2014
Revenue:
Product sales —OEM Customers	$2,784	$3,116	$6,214	$6,922
Product sales — Direct customers and distributors	1,489	1,411	2,909	2,872
Other revenues	—	—	—	650
Total revenue	$4,273	$4,527	$9,123	$10,444

Product sales from standing orders (%)	71%	70%	73%	71%

Gross profit	$2,149	$1,821	$4,248	$5,287
Gross profit as a % of total revenue	50.3%	40.2%	46.6%	50.6%
Gross margin on product sales (%)	50.3%	40.2%	46.6%	47.3%
Operating (loss)	$(12,971)	$(8,221)	$(23,464)	$(12,627)

Fiscal Second Quarter 2016 Financial Results

Total revenue in the second quarter of fiscal 2016 (“2QFY16”) was $4.3 million, compared with $4.5 million in the second quarter of fiscal 2015 (“2QFY15”). Product sales in 2QFY16 were $4.3 million, compared with $4.5 million in 2QFY15. The decrease was primarily attributable to a $0.2 million negative impact of a stronger U.S. dollar relative to the British Pound and Euro and lower shipments of bulk antisera to OEM customers.

Gross profit on Total revenue and Product sales was $2.1 million in 2QFY16, compared with $1.8 million in 2QFY15. Gross margin on Product sales was 50.3% in 2QFY16, compared with 40.2% in 2QFY15, reflecting efficiencies achieved in our manufacturing operations, primarily through increased production volumes.

Research and development expense was $8.4 million in 2QFY16, compared with $5.4 million in 2QFY15. This increase reflects incremental costs associated with the commercial scale up of MosaiQ™, including initial production costs (primarily staff and raw materials) that are currently expensed as research and development. Sales and marketing expense was $0.8 million in 2QFY16, compared with $0.6 million in 2QFY15. General and administrative expense was $6.0 million in 2QFY16, compared with $4.0 million in 2QFY15. This increase reflected greater personnel-related costs, increased facility rental charges and increased corporate costs.

Net other income was $8.5 million in 2QFY16, compared with net other expense of $3.5 million in 2QFY15. Net other income in 2QFY16 included interest expense of $1.1 million, debt refinancing expense of $0.6 million and a $10.3 million unrealized gain related to the change in fair value of the warrants issued as part of our initial public offering (the “IPO Warrants”). Net other income in 2QFY15 included interest expense of $0.5 million, foreign exchange losses of $0.4 million and a $2.6 million unrealized loss related to the change in fair value of the IPO Warrants.

Net loss attributable to ordinary shareholders for 2QFY16 was $4.4 million, or a loss of $0.25 per ordinary share (basic and diluted), compared with a net loss of $11.7 million, or a loss of $0.82 per ordinary share (basic and diluted) in 2QFY15.

Fiscal First Half 2016 Financial Results

Total revenue in the first half of fiscal 2016 (“1HFY16”) was $9.1 million, compared with $10.4 million in the first half of fiscal 2015 (“1HFY15”). Product sales in 1HFY16 were $9.1 million, compared with $9.8 million in 1HFY15. The decrease in Product sales was attributable to a $0.7 million negative impact of a stronger U.S. dollar relative to the British Pound and Euro and lower shipments of bulk antisera to OEM customers. Quotient also recognized $650,000 of product development fees in 1HFY15, which did not recur in 1HFY16.

Gross profit on Total revenue was $4.2 million in 1HFY16, compared with $5.3 million in 1HFY15. Gross profit in 1HFY15 included $650,000 of product development fees for which there were no associated costs. Gross profit on Product sales was $4.2 million in 1HFY16, compared with $4.6 million in 1HFY15. Gross margin on Product sales was 46.6% in 1HFY16, compared with 47.3% in 1HFY15, reflecting the impact of adverse exchange rate movements.

Research and development expense was $15.2 million in 1HFY16, compared with $9.1 million in 1HFY15. This increase reflects incremental costs associated with the commercial scale up of MosaiQ™, including initial production costs that are currently expensed as research and development. Sales and marketing expense was $1.4 million in 1HFY16, compared with $1.3 million in 1HFY15. General and administrative expense was $11.1 million in 1HFY16, compared with $7.5 million in 1HFY15. This increase reflected greater personnel-related costs, increased facility rental charges and increased corporate costs.

Net other income was $8.9 million in 1HFY16, compared with net other expense of $1.7 million in 1HFY15. Net other income in 1QFY16 included interest expense of $1.9 million, foreign exchange losses of $0.7 million, debt refinancing expense of $0.6 million and a $12.0 million unrealized gain related to the change in fair value of the IPO Warrants. Net other expense in 1HFY15 included interest expense of $1.1 million, foreign exchange losses of $0.6 million and a $1.0 million unrealized gain related to the change in fair value of the IPO Warrants. Net other expense in 1HFY15 also included IPO fees of $0.6 million and an expense of $0.4 million related to the settlement of a legal dispute.

Net loss attributable to ordinary shareholders for 1HFY16 was $14.6 million, or a loss of $0.85 per ordinary share (basic and diluted), compared with a net loss of $14.3 million, or a loss of $1.06 per ordinary share (basic and diluted) in 1HFY15.

We ended 2QFY16 with $25.7 million in cash and equivalents. Capital expenditures totaled $14.1 million in 1HFY16, compared with $10.1 million in 1HFY15, reflecting continued investment in the Eysins manufacturing facility and manufacturing equipment for MosaiQ™ consumables, along with initital expenditures related to the construction of our new conventional reagent manufacturing facility in Edinburgh, Scotland.

In April of 2014, we issued 5,000,000 IPO Warrants, with each warrant having the right to subscribe for 0.8 of an ordinary share at a price of $8.80 per ordinary share. As of September 30, 2015, we received cash proceeds of $13.9 million from the exercise of the IPO Warrants. We have subsequently received a further $21.2 million from exercises completed after September 30, 2015 through the expiration of the IPO Warrants on October 26, 2015.

Outlook for the Fiscal Year Ending March 31, 2016

•	Total revenue in the range of $19.0 to $20.0 million, including Other revenue (product development fees) of $1.9 million.
•

Product sales of $17.0 to $18.0 million, compared with FY15 Product sales of $17.7 million. For fiscal 2016, Product sales are forecast to be negatively impacted by adverse exchange rate movements, reducing reported Product sales by approximately 5%, or $1.0 million, using September 30, 2015 exchange rates.

•	Operating loss in the range of $50.0 to $55.0 million.

Product sales in the third quarter of fiscal 2016 are expected to be within the range of $3.7 to $4.2 million, compared with $4.0 million for the third quarter of fiscal 2015. Product sales are forecast to be negatively impacted by adverse exchange rate movements, reducing reported Product sales by approximately 5%, or $0.2 million, using September 30, 2015 exchange rates.

Quarterly product sales can fluctuate depending upon the shipment cycles for red blood cell based products, which account for approximately two-thirds of current product sales. These products typically experience 13 shipment cycles per year, equating to three shipments of each product per quarter, except for one quarter per year when four shipments occur. The timing of shipment of bulk antisera products to OEM customers may also move revenues from quarter to quarter. Some seasonality in demand is also experienced around holiday periods in both Europe and the United States. As a result of these factors, we expect to continue to see seasonality and quarter-to-quarter variations in product sales. The timing of product development fees included in Other revenues is mostly dependent upon the achievement of pre-negotiated project milestones.

Conference Call

We will host a conference call on Tuesday, November 3 at 8:30 a.m. Eastern Time to discuss our second quarter fiscal 2016 financial results. Participants may access the call by dialing 1-855-327-6837 in the U.S. or 1-778-327-3988 outside the U.S. The call will be webcast live on our website at www.quotientbd.com.

A replay of this conference call will be available through November 10 by dialing 1-877-870-5176 in the U.S. or 1-858-384-5517 outside the U.S. The replay access code is 908041.

About MosaiQ™

We have designed MosaiQ™ to offer a breadth of diagnostic tests that is unmatched by existing commercially available transfusion diagnostic instrument platforms. Time to result for MosaiQ™ will be significantly quicker than existing methods for extended antigen typing and antibody identification and is expected to be equivalent to the time to result for current instrument platforms performing basic antigen typing. We also believe that customer adoption of MosaiQ™ will lead to improved patient outcomes through better and easier matching of donor and patient blood, given cost-effective extended antigen typing offered by MosaiQ™. Improved patient outcomes using MosaiQ™ include the potential for reduced incidence of alloimmunization, where the patient develops antibodies to foreign antigens introduced to the body through transfused blood. MosaiQ™ will also offer the opportunity for substantial cost savings and a range of operational efficiencies for donor and patient testing laboratories, including:

•

comprehensive characterization of blood-group antigens and antibodies present in donor or patient blood, eliminating the need for routine manual testing typically undertaken by highly skilled technicians;

•	simplification of required consumables and testing processes;
•	consolidation of multiple instrument platforms in donor testing laboratories;
•	significant reduction of sample volume requirements;
•	reduction of consumable and reagent waste; and
•	more streamlined processes for matching donor units to patients.

About Quotient Limited

Quotient is a commercial-stage diagnostics company committed to reducing healthcare costs and improving patient care through the provision of innovative tests within established markets. With an initial focus on blood grouping and serological disease screening, Quotient is developing its proprietary MosaiQTM technology platform to offer a breadth of tests that is unmatched by existing commercially available transfusion diagnostic instrument platforms. The company’s operations are based in Edinburgh, Scotland; Newtown, Pennsylvania; and Eysins, Switzerland.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQTM and other new products, and current estimates of fiscal 2016 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceeding; continued or worsening adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company's filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

CONTACT: Stephen Unger, Chief Financial Officer – stephen.unger@quotientbd.com; (212) 228-7572

Quotient Limited
Condensed Consolidated Statements Of Comprehensive Loss
(in thousands, except share and per share amounts)
(unaudited)

	Quarter ended		Six months Ended
	September 30		September 30
	2015	2014	2015	2014
Revenue:
Product sales	$4,273	$4,527	$9,123	$9,794
Other revenues	—	—	—	650
Total revenue	4,273	4,527	9,123	10,444
Cost of revenue	2,124	2,706	4,875	5,157
Gross profit	2,149	1,821	4,248	5,287
Operating expenses:
Sales and marketing	774	609	1,432	1,306
Research and development, net	8,381	5,435	15,191	9,120
General and administrative expense	5,965	3,998	11,089	7,488
Total operating expense	15,120	10,042	27,712	17,914
Operating loss	(12,971)	(8,221)	(23,464)	(12,627)
Other income (expense)
Interest expense, net	(1,061)	(538)	(1,858)	(1,072)
Change in financial liability for share warrants	10,256	(2,595)	12,027	984
Other, net	(657)	(365)	(1,292)	(1,620)
Other income, net	8,538	(3,498)	8,877	(1,708)
Loss before income taxes	(4,433)	(11,719)	(14,587)	(14,335)
Provision for income taxes	—	—	—	—
Net loss	$(4,433)	$(11,719)	$(14,587)	$(14,335)
Other comprehensive income (loss):
Change in fair value of effective portion of foreign currency cash flow hedges	$(17)	$(159)	$209	$(253)
Foreign currency gain	(1,561)	(1,865)	1,194	(1,492)
Other comprehensive income (loss), net	(1,578)	(2,024)	1,403	(1,745)
Comprehensive loss	$(6,011)	$(13,743)	$(13,184)	$(16,080)
Net loss available to ordinary shareholders - basic and diluted	$(4,433)	$(11,719)	$(14,587)	$(14,335)
Loss per share - basic and diluted	$(0.25)	$(0.82)	$(0.85)	$(1.06)
Weighted-average shares outstanding - basic and diluted	17,416,674	14,376,547	17,222,221	13,584,197

Quotient Limited
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2015	March 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$25,656	$37,525
Trade accounts receivable, net	2,123	1,808
Inventories	5,827	4,608
Prepaid expenses and other current assets	6,579	5,580
Total current assets	40,185	49,521
Property and equipment, net	43,305	29,733
Intangible assets, net	932	950
Total assets	$84,422	$80,204
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$12,025	$7,238
Accrued compensation and benefits	1,661	2,565
Accrued expenses and other current liabilities	4,410	8,787
Financial liability in respect of share warrants	9,880	31,011
Current portion of long-term debt	—	4,500
Current portion of lease incentive	434	435
Capital lease obligation	204	239
Total current liabilities	28,614	54,775
Long-term debt	28,514	9,853
Lease incentive, less current portion	1,521	1,740
Capital lease obligation, less current portion	412	276
7% Cumulative redeemable preference shares	15,700	15,175
Total liabilities	74,761	81,819
Commitments and contingencies	—	—
Total shareholders' equity (deficit)	9,661	(1,615)
Total liabilities and shareholders' deficit	$84,422	$80,204

Quotient Limited
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six months ended September 30,
	2015	2014
OPERATING ACTIVITIES:
Net loss	$(14,587)	$(14,335)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	907	599
Share-based compensation	814	509
Amortization of lease incentive	(222)	(235)
Amortization of deferred debt issue costs	1,056	393
Accrued preference share dividends	525	—
Change in financial liability for share warrants	(12,027)	(984)
Net change in assets and liabilities:
Trade accounts receivable, net	(287)	(372)
Inventories	(1,125)	(35)
Accounts payable and accrued liabilities	233	1,496
Accrued compensation and benefits	(958)	(162)
Other assets	(832)	58
Net cash used in operating activities	(26,503)	(13,068)
INVESTING ACTIVITIES:
Purchase of property and equipment	(14,063)	(10,058)
Purchase of intangible assets	—	(197)
Net cash used in investing activities	(14,063)	(10,255)
FINANCING ACTIVITIES:
Proceeds from finance leases	126	338
Proceeds from drawdown of new debt, net of costs	14,297	—
Proceeds from issuance of ordinary shares	13,352	34,254
Net cash generated from financing activities	27,775	34,592
Effect of exchange rate fluctuations on cash and cash equivalents	922	(1,351)
Change in cash and cash equivalents	(11,869)	9,918
Beginning cash and cash equivalents	37,525	7,192
Ending cash and cash equivalents	$25,656	$17,110
Supplemental cash flow disclosures:
Income taxes paid	$—	$—
Interest paid	$789	$683